Exhibit 99.1

Uranium Resources, Inc. Provides Second Quarter 2010 Update

LEWISVILLE, Texas--(BUSINESS WIRE)--August 9, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (URI), today provided an update on the Company’s activities through the end of July 2010. The Company also announced financial results for the second quarter of 2010, which ended June 30, 2010.

Recent Highlights

NRC Source Materials License Upheld. The United States Court of Appeals for the Tenth Circuit in May denied a petition for a rehearing or en banc review of the court’s previous decision that upheld URI’s Nuclear Regulatory Commission (NRC) license to conduct in-situ recovery (ISR) uranium mining in McKinley County, New Mexico. On July 29, 2010, at a public meeting at the offices of the U.S. Nuclear Regulatory Commission, URI presented its intent to file the necessary documents to place its Crownpoint Source Materials License in active status and outlined its plans for the license renewal. The opposing parties were granted an extension until September 15, 2010 of their right to petition the Supreme Court for review.

Favorable Ruling by Tenth Circuit Court. The United States Court of Appeals for the Tenth Circuit en banc held in June that the Company’s Section 8 property in Churchrock, New Mexico is not Indian Country. The ruling means the authority to issue a UIC permit to URI falls under the jurisdiction of the State of New Mexico, and not the U.S. Environmental Protection Agency (USEPA). The ruling enables URI to seek to renew the underground injection control (UIC) permit that it had been granted by the State of New Mexico in 1989. The opposing parties have the right to petition the Supreme Court for review on or before September 13, 2010.

Improved Liquidity Position. In July, URI successfully completed a public offering of 27,142,830 shares of common stock at $0.42 per share, including the exercise by the underwriter of an over-allotment option, with net proceeds to URI of approximately $10.4 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company plans to use the proceeds for general corporate purposes, which may include making additions to URI’s working capital and funding future acquisitions.

Database. URI sold a small part of its extensive geologic database in June for $250,000. The drill logs and maps that were sold were considered non-core assets and therefore not part of the Company’s growth strategy. URI continues to own a large database of over 18,800 drill logs in New Mexico, where the Company holds over 101 million pounds of in-place mineralized uranium material on 183,000 acres. The drill logs represent nearly 23 million feet of drill hole with an estimated replacement value of $700 million.

Section 13 Drilling. URI announced that it expects to begin drilling on its Section 13 property at Ambrosia Lake in early September under the permit the Company was first issued in 2008. The objective of the drilling activity is to evaluate the suitability of the property for ISR mining. URI has approximately 2.4 million pounds of in-place, mineralized uranium material in the Ambrosia Lake district.

NASDAQ Capital Markets Listing. URI transferred its stock listing to the NASDAQ Capital Market, ensuring uninterrupted trading in its shares, which previously traded on another of the exchange’s market tiers. The Company’s stock symbol remained “URRE” after the transfer, which became effective on July 2, 2010. The Company has until January 4, 2011, to achieve meet the minimum bid price requirement to maintain its listing on the NASDAQ Capital Market.

Don Ewigleben, President and CEO of Uranium Resources noted, “Critical components of our strategic plan fell into place in the past few months. We received a favorable and long-awaited decision that the state of New Mexico has the authority to issue the underground injection control permits we need to advance our Churchrock project. We received an equally positive ruling confirming the validity of our NRC license in McKinley County, which includes both our Churchrock and Crownpoint projects. And perhaps most important in the short term, we secured the capital necessary to advance our plan.

With the distractions of litigation and liquidity issues behind us, we can now focus on the future. We will move forward with our drilling activity at Ambrosia Lake to determine the property’s suitability for ISR mining. We are also committed to returning our NRC license to active status. Concurrently, we will continue to maintain strict cost discipline, pursue the many opportunities that have presented themselves recently and, where appropriate, monetize any non-core assets as we did with the few Texas drill data that we sold this last quarter,” he continued.

Liquidity Discussion

Cash at June 30, 2010 was $11.4 million compared with $3.8 million at March 31, 2010. The increase in cash was from the Company’s common stock offering that closed on June 25, 2010, in which the Company sold 23.8 million shares of common stock for net proceeds of $9.1 million. Subsequent to the end of the second quarter the underwriter exercised its over-allotment option under which an additional 3.3 million shares were sold for net proceeds of $1.3 million. The over-allotment proceeds are not included in the June 30, 2010 cash balance. Cash at July 31, 2010 was $12.1 million.

The Company used $1.3 million in cash in operations during the second quarter of 2010 compared with $2.0 million used in operations in the trailing first quarter of 2010. The second quarter’s cash burn rate was less than the Company’s targeted monthly burn rate of $500,000. For the first six months of 2010, URI used $3.3 million in operations compared with $2.3 million used in operations during the first half of 2009.

Mr. Ewigleben commented, “Now that several major hurdles are behind us, we are better positioned to take advantage of any recovery in the price of uranium. In Texas, our focus is on expanding our reserve base. In New Mexico, our focus is on renewing the necessary permitting to allow us to advance to production. We feel the uranium market has reached a bottom and the demand exists to return to a price level that can ultimately sustain profitable mining. The nuclear energy market is expanding globally and we believe will also build again in the U.S. This focus on nuclear power is driving the burgeoning global need for uranium. We look forward to the second half of 2010 and our future as we realize the potential of our significant asset base.”

Teleconference and Webcast

The Company is hosting a conference call and webcast today at 11 a.m. ET. During the call, Don Ewigleben, President and Chief Executive Officer, will review financial results for the quarter and will provide an update on URI’s strategies and outlook. He will also discuss the recent stock offering as well as activities underway in New Mexico following the 10th Circuit Court of Appeals decision upholding the jurisdiction of the Company’s UIC permit. A question-and-answer session will follow.

The URI conference call can be accessed the by dialing (201) 689-8562. The listen-only audio webcast can be monitored on the Company’s Web site at www.uraniumresources.com. To listen to the archived call, dial (201) 612-7415 and entering reference ID number 353825. The telephonic replay will be available from 2:00 p.m. today until 11:59 p.m. ET, Monday, August 16, 2010.

A transcript will also be placed on the Company’s Web site, once available.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$11,423,202	$6,092,068
Receivables, net	1,318	63,890
Prepaid and other current assets	202,460	125,400
Total current assets	11,626,980	6,281,358

Property, plant and equipment, at cost:
Uranium properties	81,566,473	82,212,719
Other property, plant and equipment	926,149	886,992
Less-accumulated depreciation, depletion and impairment	(63,883,496)	(64,155,311)
Net property, plant and equipment	18,609,126	18,944,400

Long-term investment:
Certificates of deposit, restricted	6,815,842	6,786,000
	$37,051,948	$32,011,758

	June 30, 2010	December 31, 2009
Current liabilities:
Accounts and short term notes payable	$604,108	$641,727
Current portion of restoration reserve	1,254,672	1,236,588
Royalties and commissions payable	665,745	693,303
Deferred compensation	697,028	—
Accrued interest and other accrued liabilities	305,936	321,235
Current portion of capital leases	90,843	112,559
Total current liabilities	3,618,332	3,005,412

Other long-term liabilities and deferred credits	4,518,562	5,487,389

Long term capital leases, less current portion	167,744	207,922
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, shares
authorized: 200,000,000; shares issued and outstanding (net
of treasury shares): 2010—80,930,863; 2009—56,781,792	80,969	56,820
Paid-in capital	157,318,036	147,837,204
Accumulated deficit	(129,092,277)	(125,023,571)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	28,297,310	22,861,035
	$37,051,948	$32,011,758

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Uranium sales	$—	$1,786,973	$—	$3,209,363
Total revenue	—	1,786,973	—	3,209,363
Costs and expenses:
Cost of uranium sales
Royalties and commissions	—	166,937	—	305,652
Operating expenses	88,452	762,753	230,310	1,632,702
Accretion/amortization of restoration reserve	39,881	114,206	77,288	258,208
Depreciation and depletion	192,359	181,969	389,846	413,263
Impairment of uranium properties	179,200	1,232,615	389,647	1,414,989
Exploration expenses	725	4,050	725	4,823
Total cost of uranium sales	500,617	2,462,530	1,087,816	4,029,637
Earnings (loss) from operations before
corporate expenses	(500,617)	(675,557)	(1,087,816)	(820,274)

Corporate expenses—
General and administrative	1,455,379	1,578,967	3,178,612	3,020,262
Write-off of target acquisition costs	—	—	—	—
Depreciation	36,234	36,751	71,250	71,888
Total corporate expenses	1,491,613	1,615,718	3,249,862	3,092,150
Loss from operations	(1,992,230)	(2,291,275)	(4,337,678)	(3,912,424)

Other income (expense):
Interest expense	(2,910)	(10,375)	(10,833)	(21,603)
Interest and other income, net	274,584	55,743	279,805	114,455

Net loss	$(1,720,556)	$(2,245,907)	$(4,068,706)	$(3,819,572)

Net loss per common share:
Basic	$(0.03)	$(0.04)	$(0.07)	$(0.07)
Diluted	$(0.03)	$(0.04)	$(0.07)	$(0.07)

Weighted average common shares and common
equivalent shares per share data:
Basic	58,814,401	56,249,628	57,835,348	56,173,559
Diluted	58,814,401	56,249,628	57,835,348	56,173,559

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2010	2009
Net loss	$(4,068,706)	$(3,819,572)
Reconciliation of net earnings to cash used in operations—
Accretion/amortization of restoration reserve	77,288	258,208
Depreciation and depletion	461,096	485,151
Impairment of uranium properties	389,647	1,414,989
Decrease in restoration and reclamation accrual	(653,544)	(1,076,575)
Stock compensation expense	525,475	381,941
Other non-cash items, net	14,859	—

Effect of changes in operating working capital items—
Decrease in receivables	62,572	29,529
Decrease in inventories	—	408,695
(Increase) decrease in prepaid and other current assets	(77,060)	250,221
Decrease in payables, accrued liabilities and deferred credits	(80,476)	(620,328)
Net cash used in operations	(3,348,849)	(2,287,741)

Investing activities:
Increase in certificates of deposit, restricted	(29,842)	(83,925)
Additions to property, plant and equipment—
Kingsville Dome	(89,400)	(80,534)
Vasquez	(7,500)	(90,577)
Rosita	(14,048)	(28,024)
Churchrock	(90,266)	(59,676)
Other property	(6,573)	(16,095)
Net cash used in investing activities	(237,629)	(358,831)

Financing activities:
Issuance of common stock, net	8,979,506	—
Payments on borrowings	(61,894)	(83,536)
Net cash provided by (used in) financing activities	8,917,612	(83,536)
Net increase (decrease) in cash and cash equivalents	5,331,134	(2,730,108)
Cash and cash equivalents, beginning of period	6,092,068	12,041,592
Cash and cash equivalents, end of period	$11,423,202	$9,311,484

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski / James M. Culligan
716-843-3908 / 716-843-3874
dpawlowski@keiadvisors.com / jculligan@keiadvisors.com
or
Uranium Resources, Inc.
Media:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company:
Don Ewigleben, 972-219-3330
President & Chief Executive Officer